EXHIBIT 5.1

May 17, 2005

Board of Directors

ADESA, Inc.

13085 Hamilton Crossing Boulevard

Suite 500

Carmel, Indiana 46032

Ladies and Gentlemen:

                We have acted as counsel to ADESA, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), $15,000,000 of unsecured deferred compensation obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the ADESA, Inc. 2005 Supplemental Executive Retirement Plan (the “Plan”).

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion.  We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.             The Restated Certificate of Incorporation of the Company;

2.             the By-Laws of the Company;

3.                                       Resolutions relating to the Plan adopted by the Board of Directors of the Company (the “Resolutions”); and

4.             the Registration Statement.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

                For purposes of this opinion, (i) we have assumed the genuineness of all signatures of all parties other than the Company; (ii) we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) we have relied upon a certificate from an officer of the Company stating that the Resolutions will not be amended, altered or superseded prior to the issuance of the Deferred Compensation Obligations.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors’ remedies or by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,

/s/ Ice Miller

ICE MILLER